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                                                            Exhibit No. 99.5

                         INVESTMENT ADVISORY AGREEMENT




THIS AGREEMENT, made this 19th day of July, 1985, by and between MASSACHUSETTS CAPITAL DEVELOPMENT FUND, a Massachusetts business trust (the "Fund"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940;

WHEREAS, the Adviser is willing to provide business management services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Article 1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of its Declaration of Trust, dated February 20, 1985, and By-Laws, each as amended from time to time (respectively, the "Declaration" and "By-Laws"), to the provisions of the Investment Company Act of 1940. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In

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fulfilling  this  requirement  the  Adviser  shall not be  deemed to have  acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

Article 2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary administrative services, office space, equipment and clerical personnel, investment advisory facilities and executive and supervisory personnel for managing the investments, effecting the portfolio transactions, and in general administering the affairs of the Fund. The Adviser shall arrange, if desired by the Fund, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Adviser, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Fund, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Fund, expenses of repurchasing and redeeming shares, expenses of preparing, printing and mailing stock certificates, prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions, brokerage and other expenses connected with the execution of portfolio security transactions, insurance premiums, fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholders' meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund.

Article 3. Compensation of the Adviser. For the services to be rendered and for the facilities to be furnished as provided in Articles 1 and 2 above, the Fund shall pay to the Adviser a fee computed and paid monthly at the annual rate .5% of average daily net assets of the Fund not in excess of $200,000,000 and .4% of average daily net assets in excess of $200,000,000, provided that within thirty days following the close of any fiscal year of the Fund the Adviser will pay to the Fund a sum equal to the amount by which the aggregate expenses of the Fund incurred during such fiscal year, but excluding interest, taxes and brokerage commissions, exceed the sum of (a) 1 1/2% of the average daily net assets of the preceding year up to and including $30,000,000 and (b) 1% of any excess of average daily net assets of the preceding year over $30,000,000. The obligation of the Adviser to reimburse the Fund for expenses incurred for any year may be terminated or revised at any time by the Adviser without the consent of the Fund by notice in writing from the Adviser to the Fund, provided, however, that termination or revision of the Adviser's obligation to reimburse for expenses is not to be effective with respect to the fiscal year within which such notice is given. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

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Article 4.  Covenants of the Adviser.  The Adviser  agrees that it will not deal with itself, or with the Trustees of the Fund or the Underwriter, as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or Orders thereunder, will not take a long or short position in the shares of the Fund except as provided by the Declaration, and will comply with all other provisions of the Declaration and By-Laws relative to the Adviser and its directors and officers.

Article 5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties and obligations hereunder. As used in this Article 5, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the corporation itself.

Article 6. Activities of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others. It is understood that Trustees, officers, and shareholders of the Fund are or may be or become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

Article 7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1986 on which date it will terminate unless its continuance after August 1, 1986 is specifically approved at least annually (i) by the vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Fund.

The terms "vote of a majority of the outstanding voting securities", "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however,

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to such  exemptions as may be granted by the Securities and Exchange  Commission under said Act and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and Rules and Regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned officers thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first above written. The undersigned Trustee of the Fund has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, individually, but bind only the trust estate.

                                                  MASSACHUSETTS CAPITAL
                                DEVELOPMENT FUND



                                                   By: RICHARD B. BAILEY
                                                       Richard B. Bailey
                                                       Chairman and Trustee


                                                   MASSACHUSETTS FINANCIAL
                                SERVICES COMPANY



                                                   By:  H. ALDEN JOHNSON, JR.
                                                        H. Alden Johnson, Jr.
                                                        President